Exhibit 99.1
PRESS RELEASE

Flex Announces Definitive Agreement to Acquire Anord Mardix

Acquisition Strengthens Company’s Industrial Business
in Power and Data Center Solutions

San Jose, Calif., October 18, 2021 – Flex (NASDAQ: FLEX) announced today it has entered into a definitive agreement to acquire Anord Mardix, a global leader in critical power solutions, from private equity firm Bertram Capital. The acquisition adds to Flex’s portfolio of Power products and expands its offering in the data center market. The $540 million all-cash transaction has been unanimously approved by Flex’s Board of Directors and is expected to close in the fourth quarter of calendar 2021, subject to customary closing conditions, including regulatory approval.

Anord Mardix was established in 2018 as a result of a business combination between Anord Control Systems and Mardix, each with over 50 years of engineering experience. Anord Mardix offers an extensive product portfolio of critical power solutions including switchgear, busway, power distribution and modular power systems, along with monitoring solutions and services. This portfolio combined with Flex’s embedded power, server and storage products, racks and enclosures and full systems assembly capability will accelerate the company’s growth in the data center market. Anord Mardix will also leverage Flex’s global footprint and supply chain to establish itself as a trusted provider of quality products at scale across all major regions.

“This acquisition builds on Flex’s previously articulated strategy to move toward higher margin opportunities in faster growing verticals in our Reliability business,” said Revathi Advaithi, Chief Executive Officer of Flex. “With Anord Mardix, Flex’s business will be better positioned to capture rising global demand for data center power solutions.”

“Anord Mardix primarily markets critical power directly to data center operators. By joining Flex, we will be able to build out Anord Mardix’s comprehensive range of end-to-end power systems for critical data facilities, leveraging Flex’s expertise and efficiencies in advanced manufacturing and global supply chain. We look forward to being a part of Flex and expanding our abilities to provide quality data center solutions to our customers,” said James Peacock, who will be Managing Director, of Anord Mardix.

As a widely trusted partner serving a diverse, global customer base, Flex’s global scale and key relationships with industry leaders will benefit Anord Mardix as they work to expand into the U.S. and Asian markets, with key hyperscale and colocation partners. Together, the combined offerings provide a broad opportunity for strategic growth and for Flex to further penetrate a $10 billion addressable market, that is expected to grow at an approximately 9% CAGR through 2026.

Anord Mardix is on track to generate approximately $360 million in revenue in calendar 2021 and is well positioned for continued growth in the coming years. Flex expects the Anord Mardix transaction to be accretive to adjusted EPS and to deliver mid-teens EBITDA margins in fiscal year 2023, which begins April 1, 2022. For reporting purposes, Anord Mardix will be included in the Industrial business unit inside Flex’s Reliability Solutions segment.

Flex management will further discuss the acquisition on its upcoming earnings call on Wednesday, October 27th, 2021 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to our planned acquisition of Anord Mardix, the expected timing for the closing of the acquisition, expected benefits of the acquisition and Anord Mardix’s expected impact on our financial results. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: the possibility that regulatory and other approvals and conditions to the acquisition are not received or satisfied on a timely basis or at all; the possibility that we may not fully realize the projected benefits of the acquisition; the possibility that Anord Mardix’s revenue may not meet expectations; changes in the anticipated timing for closing the acquisition; business disruption during the pendency of or following the acquisition; diversion of management time on acquisition-related issues; the reaction of customers and other persons to the acquisition; and other events that could adversely impact the completion of the acquisition or the expected benefits of the acquisition, including the ongoing COVID-19 pandemic and other industry or economic conditions outside of our control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended March 31, 2021 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements.

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

About Anord Mardix

Anord Mardix is a global leader in critical power distribution and protection with operations in North America, EMEA and Asia Pacific. It produces an end-to-end product range including switchgear, custom built modular, and flexible data hall busway distribution solutions, serving the global data center and cloud computing industries—from independent providers to hyper-scale leaders. Visit www.anordmardix.com for further information.

# # #

Investors & Analysts
David Rubin
Vice President, Investor Relations
David.Rubin@flex.com

Media & Press
Mark Plungy
Director, Corporate Integrated Communications
(408) 442-1691
Mark.Plungy@flex.com